Exhibit 8

PROPOSAL FORM

This form must be delivered by facsimile to Fax: 972-3-[5652540] on December 6, 2011 by 16:00.

Investor's Name:	Clal Biotechnology Industries Ltd. ("Investor")
Contact Person:	Gil Milner
Tel:	03-6121616
Fax:	03-6124545

To
BioCancell Therapeutics Inc.
c/o Clal Finance Underwriting Ltd.
Tel: 972-3-5652536

Re: BioCancell Therapeutics Inc. ("Company") - Proposal Form

Each of the Investor and the Company shall hereinafter be referred to as a "Party" and together, the "Parties".

1.      The Investor hereby irrevocably undertakes to purchase shares of common stock of the Company each having a par value of $0.01 per share, offered by the Company ("Shares") in the amount issued to the Investor by the Company, at the private placement consummated by the Company on December 6, 2011 or such other date as shall be determined by the Company. The Investor wishes to purchase the following number of Shares:

Private Placement – Ordinary Shares of Common Stock
Number of Shares	Price per Share
8,199,400	NIS 1.00

2.      The Investor acknowledges that the number of Shares actually issued may be lower than the number requested, and that the Company may change the scope of the private placement, postpone or cancel it, at the Company's sole discretion.

3.      The acceptance of the Investor's offer shall be made by written notice to the Investor at the Investor's facsimile number set forth above (the "Acceptance Notice") detailing the amount of Shares to be issued and the aggregate consideration therefore. Subject to meeting the conditions precedent detailed in section 7(b) below, this Proposal Form together with the Acceptance Notice shall constitute a binding agreement between the Company and the Investor with respect to the purchase of the amount of Shares specified in the Acceptance Notice.

4.      The Investor hereby represents and warrants to the Company as follows:

      (a)           Corporate Authorization; Validity of Proposal.  The Investor has the full corporate power and authority to execute this proposal and acquire the amount of Shares covered by this proposal (as specified in section 1 above). The execution, delivery and performance of this proposal by the Investor have been duly authorized by all requisite corporate actions and no further corporate consent or authorization of the Investor, its trustees or shareholders is required. This proposal has been duly executed and delivered by the Investor and, when duly authorized, executed and delivered by the Company, will form a valid and binding agreement enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

      (b)         Investor Status.  The Investor hereby declares that such Investor:

(1)	☐	Is, and at the time of the acquisition of the Shares will be, an investor of the type listed in the First Schedule of the Israeli Securities Law, 5728-1968 ("Israeli Securities Law"); or

☐	Is not an investor of the type listed in the First Schedule of the Israeli Securities Law.

[Investor must select the applicable option.]

 (2)      Is not working on behalf of any other individual or entity;

(3)
Is a resident of the State of Israel, (ii) at the time of receipt of this Proposal Form was outside the U.S., (iii) at the time of execution of this Proposal Form is outside of the U.S., and (iv) is not U.S. Person (as such term is defined in Rule 902(k) of Regulation S under the Securities Act) and is not buying for the account of or on behalf of any U.S. Person or a person or entity in the U.S.

(4)
☐ Is, and at the time of the acquisition of the Shares will be, an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act");

[Investor must select section (4) if applicable.]

     (c)           Reliance on Exemptions.  The Investor understands that the Shares are being offered and sold to it without registration under the Securities Act in an offshore transaction that is not subject to the registration provisions of the Securities Act (or alternatively, if applicable, in a private placement that is exempt from the registration provisions of the Securities Act), and that the Company is relying in part upon the truth and accuracy of the Investor's representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

      (d)          Investment Purpose; No Affiliation with Other Investors;.  The Investor is purchasing the Shares for its own account and not in conjunction with any other party purchasing the Shares under the terms and conditions hereof. The Investor is purchasing for investment purposes only and not with a view to, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act and in compliance with applicable state securities laws or under an exemption therefrom. There are no agreements between the Investor and any other party or with respect to the purchase or sale of securities of the Company or with respect to the voting rights in the Company.

      (e)          Knowledge and Experience. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Company, has evaluated the merits and risks of such investment, accept the terms and conditions of such investment, has the ability to bear the economic risks of its investment for an indefinite period of time, can afford the complete loss of its investment and recognizes that an investment in the Company involves substantial risk.

      (f)           Access to Information. The Investor acknowledges that the Company files reports regarding material aspects of its activity in accordance with the Israeli Securities Law and the regulations promulgated there under and that the reports are available to the Investor through the website of the TASE at http://www.tase.co.il/TASE/Homepage.htm and through the website of the Israeli Securities Authority ("ISA") at http://www.magna.isa.gov.il/

The Investor also acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering and the merits and risks of investing in the Shares, and (ii) access to information about the Company and the Company’s financial condition, results of operations, business properties, management and prospects sufficient to enable it to evaluate its investment.

      (g)          Transfer or Resale. The Investor understands and acknowledges that (i) the Shares are sold to it "AS-IS"; (ii) the Shares are restricted for resale through the TASE in accordance to the Israeli Securities Law and the relevant regulations related to such restrictions for resale, for the periods and amounts specified therein; (iii) the Shares have not been registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. Persons unless the Shares are registered under the Securities Act or until the earlier receipt by the Company of an opinion of legal counsel satisfactory to the Company and its counsel that such registration is not required under the Securities Act, and unless so registered the Shares: (a) will be issued through a share certificate (and not electronically) that will bear a restrictive legend as specified in section 5 below; (b) will only be registered in the register of shareholders of the Company; (c) shall not be registered for trade on the TASE (or any other stock exchange or trading system); and (d) may not be offered for sale, sold, assigned or transferred. Hedging transactions involving the Shares may not be conducted unless in compliance with the Securities Act.

      (h)          General Solicitation. The Investor is not purchasing the Shares to be acquired by it as a result of, and the Investor is not aware of, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar relating to the sale of the Shares.

5.      The Investor acknowledges that until the sale of the Shares under an effective registration statement under the Securities Act or until the earlier receipt by the Company of an opinion of legal counsel satisfactory to the Company and its counsel that such registration is not required under the Securities Act, the share certificates or other instruments representing the Shares shall bear a restrictive legend composed of exactly the following words capitalized below:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED  OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF REGISTRATION UNDER THE ACT OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, INCLUDING BY VIRTUE OF REGULATION S.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT".

                Additional language may be added at any time to the legend to the extent required to be placed thereon by applicable securities laws, contract or otherwise.

                The Company undertakes to use its commercially reasonable efforts to assist the Investor in registering the securities for trade on the TASE, upon and subject to receipt from the Investor of an opinion of legal counsel satisfactory to the Company and its counsel, that the above restrictive legend may be removed. At the request of the Investor, the Company will coordinate the receipt of such counsel opinion and the cost of such opinion shall be borne by the Company.

6.      Clal Finance Batucha Investment Management Ltd. ("Clal Batucha") shall serve as the coordinator of the contemplated private placement and will open a bank account in Clal Batucha's name and managed in trust ("Escrow Account").

                                           The Investor undertakes to transfer the consideration for all the shares issued to it ("Aggregate Consideration") to the Escrow Account in accordance with the dates and details set forth in the Acceptance Notice which will not be before December 15, 2011.

The Investor acknowledges that in consideration for the Aggregate Consideration, the Company shall issue to the Investor legend bearing share certificates. Until the receipt of the share certificates by Clal Batucha , Clal Batucha will hold the Aggregate Consideration in the Escrow Account. Clal Batucha will transfer the Aggregate Consideration, plus any interest received thereupon, to the Company, only following receipt by it of the share certificate(s).

If the conditions precedent (detailed in clause 7(b) below) are not met until January 31, 2012 and/or In the event that the share certificates are not received by Clal Batucha within 10 Business Days from the date on which all the conditions precedent (detailed in clause 7(b) below) are met, then this Proposal Form and the Acceptance Notice shall be considered null and void and the Investor will be entitled to receive back the Aggregate Consideration. In the event that the private placement is not consummated, the Investor shall have no claim or demand against the Company and/or against any of the placement agents and/or against Clal Batucha, in connection with the contemplated private placement, except for the receipt of the Aggregate Consideration transferred by the Investor as set forth above.

                "Business Day" shall mean – a day on which most banks in Israel are open for business and execution of transaction.

7.     By providing an Acceptance Notice the Company hereby represents and warrants to the Investor as follows:

     (a)           Organization.  The Company has been duly incorporated, is validly existing and in good standing under the laws of Delaware.

     (b)           Corporate Authorization; Conditions Precedent, Execution; Validity of Proposal.  The execution, delivery and performance of the Acceptance Notice and each of the other agreements, certificates or other instruments required to be delivered hereunder by the Company (the "Transaction Documents"), including the authorization, sale, issuance and delivery of the Shares have been duly authorized by the Company and no other corporate proceedings on the part of  the Company shall be necessary to authorize the private placement or to consummate the transactions contemplated hereby and thereby, accept for the following conditions precedent:

i.	The approval of a general meeting of the Company's shareholders (including, if required, for the increase of the Company's registered share capital).

ii.	The approval of the TASE.

iii.
Receipt by the Company and the Investor, to the extent required under law, of an approval of or exemption from the Israeli Restrictive Trade Practices Authority, for the purchase of the Shares, in a form acceptable to both the Company and the Investor.

Subject to meeting the above mentioned conditions precedent, the Transaction Documents will be duly executed and delivered by the Company and, when duly authorized, executed and delivered by the Investor, will be valid and binding agreements enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

     (c)           Corporate Authority.  The Company has full corporate power and authority necessary to (i) perform its obligations hereunder (Subject to meeting the above mentioned conditions precedent); and (ii) carry on its business as presently proposed to be conducted.

     (d)           Validity of Common Stock.  When issued to the Investor against full payment therefore, all applicable Shares will have been duly and validly issued, fully paid and non-assessable; shall not be subject to call or forfeiture rights and will be free and clear of any security interests, liens, claims, encumbrances or other adverse interests, other than those restrictions contemplated by the federal and state securities laws of the United States and the securities laws and regulations of Israel; and will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

     (e)           Accuracy of Public Disclosures. All of the information included in the Company's Israeli 2010 Annual Report that was published on the TASE website on March 9, 2011, was accurate in all material respects as of the date of its publication. Following the date of the 2010 Annual Report, any material information which was required to be disclosed to the public under Israeli law, has been disclosed by the Company through the website of the TASE at http://www.tase.co.il/TASE/Homepage.htm in accordance with applicable law.

     (f)           Adjustment due to future issuance of Company's Shares. In any event that during the Adjustment Period (as defined below) the Company issues any additional Shares or convertible securities (including convertible debt, options and warrants) to any third party, save for Excluded Issuances (as defined below) ("Future Issuance"), either at an Average Share Price (as defined below), exercise price or conversion price per share which is less than NIS1.00, adjusted, according to TASE rules, to any dividend, split or any capital restructuring during the Adjustment Period, then the Company shall issue to the Investor a number of additional Shares that is equal to the difference between the number of Shares issued to the Investor in accordance with this Proposal Form and the Acceptance Notice and the number of Shares that would have been issued to the Investor at a price per share which is equal to the Average Share  Price, exercise price or conversion price, as applicable.

"Excluded Issuances" shall mean any of the following: (i) securities issued to directors, officers, employees and or consultants of the Company or any other company controlled by the Company ("Controlled Company"), pursuant to any stock option or stock incentive plan reserved for Company and/or Controlled Company officers  directors, employees or consultants and approved by the Company's board of directors ("Board"), and, if applicable, any securities issued upon the exercise of such securities; (ii) securities issued pursuant to any stock split, recapitalization, reclassification or payment of any dividend or distribution with respect to the Company's issued and outstanding share capital, including any bonus shares; (iii) securities issued upon the conversion of any convertible securities including exercise of options and/or warrants and conversion of a convertible debenture; (iv) securities issued in connection with an acquisition transaction of another entity in the field of business of the Company as approved by the Board; or (v) securities issued in connection with the Company's contemplated reorganization (through reverse triangular merger) which was reported on the Magna on November 6, 2011, or any similar transaction.

"Adjustment Period" shall mean the earlier of: (i) December 31 2012; or (ii) such date up to which an aggregate amount of US$3,000,000 has been invested in the Company (excluding the investment according to this Proposal Form). It is made clear that the adjustments according to this section (for ii above) will apply to any and all Future Issuances made by the Company from time to time during the Adjustment Period, and up to US$3,000,000, including an adjustment to an investment in the Company that actually exceeds the total aggregate amount of investments over US$3,000,000 ("Future Issuance in Excess"), provided however, that total amount raised in Future Issuances consummated prior to such Future Issuance in Excess, if any, did not exceed US$3,000,000.

"Average Share Price" shall mean the lower of: (i) the Share's 22 TASE trading day average closing price prior to the date on which the Company's board of directors approved such Future Issuance; or (ii) the purchase price per Share at the Future Issuance.

BioCancell Therapeutics Inc.
[Signature Page – Subscription Form dated December 6, 2011]

INVESTOR'S NAME: Clal Biotechnology Industries Ltd.

By:     ________________________________________
            Name: Gil Milner, Tamar Manor
            Title: VP, Director

INVESTOR'S ACCOUNT DETAILS:

Name of Account: __________

Bank: _____________

Branch No.: ___

Account No.: _______

8 Hartom St, POB 45389 Jerusalem Israel 91451 Phone: +972-2-548-6555 Fax:. +972-2-548-6550 http://www.biocancell.com * info@biocancell.com

December 6, 2011

To
Investor's Name:	Clal Biotechnology Industries Ltd ("Investor")
Contact Person:	Gil Milner
Tel:	03-612-1616
Fax:	03-612-4545

Re: BioCancell Therapeutics Inc. ("Company") – Acceptance Notice

Each of the Investor and the Company shall hereinafter be referred to as a "Party" and together, the "Parties".

Further to your undertaking to purchase Shares of common stock of the Company each having a par value of $0.01 ("Shares"), offered by the Company at a private placement, as set forth in the Proposal Form provided by you, the Company hereby informs you that it decided to  accept your offer, and Subject to meeting the conditions precedent detailed in section 7(b) of the Proposal Form ("Conditions Precedent"), will issue to you Shares as set forth below:

Private Placement – Ordinary Shares of Common Stock
Number of Shares	Price Per Share
8,199,400 Shares	NIS 1.00

Subject to meeting the Conditions Precedent, this Acceptance Notice together with your Proposal Form constitutes a binding agreement between you and the Company with respect to the purchase of 8,199,400 Shares.

Please transfer the consideration in the total amount of NIS 8,199,400 ("Aggregate Consideration") to the following escrow account managed by Clal Finance Batucha Investment Management Ltd. ("Clal Batucha") in trust ("Escrow Account") on December 26, 2011:

Escrow Account details:
Name of Account: Clal Finance Batucha Investment Management Ltd.
Bank: Bank Hapoalim Ltd.
Branch No.: 600
Account No.: 628509
Please fax the confirmation of wire transfer to 03-760-8665.

8 Hartom St, POB 45389 Jerusalem Israel 91451 Phone: +972-2-548-6555 Fax:. +972-2-548-6550 http://www.biocancell.com * info@biocancell.com

Subject to the satisfaction of the Conditions Precedent and in consideration for the Aggregate Consideration the Company shall issue to you legend-bearing share certificates. Until the receipt of the share certificates by Clal Batucha, Clal Batucha will hold the Aggregate Consideration at the Escrow Account.

If the Conditions Precedent are not met until February 29, 2012 and/or the share certificates are not received by Clal Batucha within 10 Business Days from the date at which all the Conditions Precedent are met, then the Proposal Form and this Acceptance Notice shall be considered null and void and the Investor will be entitled to receive back the Aggregate Consideration deposited by such Investor in the Escrow Account. In the event that the private placement is not consummated, the Investor shall have no claim or demand against the Company and/or against any of the placement agents and/or against Clal Batucha, in connection with the contemplated private placement, except for the receipt of the Aggregate Consideration transferred by the Investor as set forth above.

"Business Day" shall mean a day on which most banks in Israel are open for business and execution of transactions.

_____________________ BioCancell Therapeutics Inc.